Exhibit 10.2

SECOND AMENDMENT TO THE
QUANEX CORPORATION 401(k) SAVINGS PLAN FOR HOURLY EMPLOYEES

THIS AMENDMENT by QUANEX CORPORATION (the “Sponsor”),

WITNESSETH:

WHEREAS, on February 22, 2002, the Sponsor executed the amendment and restatement of the Plan known as the “Quanex Corporation 401(k) Savings Plan for Hourly Employees” (the “Plan”);

WHEREAS, pursuant to Section 13.01 of the Plan, the Sponsor has the right to amend the Plan; and

WHEREAS, the Sponsor desires to amend the Plan to exclude interns and students from the eligibility provisions of the Plan;

NOW, THEREFORE, the Sponsor agrees that, effective as of July 1, 2003, Section 1.17 of the Plan is amended to provide as follows:

1.17         Eligible Employee.  means an Employee who is (1) compensated by the Sponsor on an hourly basis and (2) is included in a unit of employees covered by the Teamsters Collective Bargaining Agreement.  Effective July 1, 1999, “Eligible Employee” also means an Employee who (1) is compensated on an hourly basis by Nichols Aluminum Alabama, Inc., a Delaware corporation, and (2) is included in a unit of employees covered by the Steelworkers Collective Bargaining Agreement.  Effective July 1, 2001, “Eligible Employee” also means an Employee who (1) is compensated on an hourly basis by Temroc Metals, Inc., a Minnesota corporation, and (2) is included in a unit of employees covered by the UAW Collective Bargaining Agreement.  During any period in which an individual is classified by an Employer as an intern or student with respect to such Employer, the individual is not eligible to participate in the Plan.

IN WITNESS WHEREOF, the Sponsor has executed this Amendment this 2nd day of June, 2003, effective as of July 1, 2003.

QUANEX CORPORATION

By :	/s/ Paul Giddens

Title:	Vice President – Human Resources